Exhibit 10.1

June 19, 2007

Richard C. Tarbox III

30 South Garnet Bend

The Woodlands, TX  77382

Dear Ric:

We are pleased to extend the following offer of employment to you:

Title:	SVP, Business Development & Corporate Planning

Reporting to:	Caren Mason, President & CEO

Compensation:	$260,000 annually

Annual Bonus:	You will participate in the bonus plan with a target bonus of 40% at achievement of plan. Your eligibility for this plan will be prorated in 2007 for a full six months.

Equity:

You will receive equity equal to $600,000 in value, with 50% in the form of options to purchase shares of common stock and the remaining 50% in the form of time-based restricted stock. The vesting schedule for these options will be 25% on the first year anniversary of the Option Grant Date and the remaining 75% will vest quarterly over the next three years thereafter. The purchase price will be the closing NASDAQ market price of QUIDEL’s stock on your actual start date. The time-based restricted stock will vest 25% per year over a four-year period. Grant of the shares of restricted stock is subject to your waiver of provisions of your change in control agreement that provides for the automatic acceleration of the removal or lapse of restrictions on restricted shares.

Vacation Benefit:	You will receive four weeks of vacation per year, accrued from your anniversary date.

Relocation:	You will be eligible to receive up to $100,000 (net) in reimbursement for relocation expenses per the attached policy

Richard C. Tarbox III

Offer Letter

Severance:

You will be entitled to a payment equivalent to half your annual salary (six months) in the event that your employment is severed without cause and for reasons not subject to change in control provisions.

Change in Control
Provisions:	You will be provided with change of control protection as outlined for other officers. Details of this protection are contained in the attached Agreement re: Change in Control.

Start Date:	July, 2007, the exact date TBD

In addition to the above, as a QUIDEL employee, you will be eligible to participate in our benefits programs, which will take effect on your first day of employment.  A summary of these benefits is enclosed.  Details of these benefit plans will be provided to you upon your employment.

As a condition of employment with QUIDEL Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement;  (2) within the first three days of employment, you must provide documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States; and (3) read, sign and return one copy of page 5 of the enclosed Employee Code of Conduct.

This offer of employment is contingent upon successfully passing a pre-employment drug screen, background and reference check.

QUIDEL Corporation is an at-will employer.  This means that you have the right to terminate your employment with QUIDEL at any time, for any reason, with or without notice.  Similarly, QUIDEL has the right to terminate the employment relationship at any time, for any reason, with or without notice.  Any contrary representations, which may have been made to you, are superseded by this offer.  Any modifications to this “at-will” term of your employment must be in writing and signed by you and QUIDEL’s President.

If you should voluntarily leave the company within two years of beginning work, or two years of receiving relocation assistance, whichever is later, you will be required to repay a prorated portion of all relocation expenses covered by QUIDEL. You must make this repayment within 30 days of providing notice of your resignation.

This offer expires seven business days from the date of this letter.  Please indicate your acceptance of our offer by signing on the following page and returning a copy of this letter to Human Resources as soon as possible.

Richard C. Tarbox III

Offer Letter

Ric, on behalf of Caren Mason, the Board of Directors, and the entire QUIDEL team, we are looking forward to having you join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of QUIDEL Corporation.

Sincerely,

Phyllis Huckabee
Vice President, Human Resources

cc:	Caren Mason
Human Resources

Enclosures

I have read, understand and accept these terms and conditions of employment.  I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and QUIDEL’s President.

/s/ Richard C. Tarbox III	June 25, 2007
Signature	Date